Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-192400) of Carbonite, Inc.,

•	Registration Statement (Form S-8 No. 333-176373) pertaining to the Amended and Restated 2005 Stock Incentive Plan and the 2011 Equity Award Plan of Carbonite, Inc., and

•	Registration Statements (Form S-8 Nos. 333-179988, 333-187089, 333-194332 and 333-202645) pertaining to the 2011 Equity Award Plan of Carbonite, Inc., of our reports dated March 8, 2016, with respect to the consolidated financial statements of Carbonite, Inc., and the effectiveness of internal control over financial reporting of Carbonite, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 8, 2016